Exhibit 10.12

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of March 31, 2005, by and between Newgistics, Inc., a Delaware corporation (the “Company”), and William J. Razzouk, an individual (the “Executive”).

RECITALS

WHEREAS, the Company desires to hire Executive and Executive desires to become employed by the Company; and

WHEREAS, the Company and Executive have determined that it is in their respective best interests to enter into this Agreement on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. EMPLOYMENT TERMS AND DUTIES

1.1 Employment. The Company hereby employs Executive, and Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement.

1.2 Duties. Executive shall serve as President and Chief Executive Officer and shall report directly to the Company’s Board of Directors (the “Board of Directors”). Executive shall have the authority, and perform the duties customarily associated with his titles and offices together with such additional duties of a senior executive nature and commensurate with his titles as may from time to time be assigned by the Board of Directors. During the term of Executive’s employment hereunder, Executive shall devote his full working time and efforts to the performance of his duties and the furtherance of the interests of the Company and shall not be otherwise employed. Notwithstanding the above, Executive may serve as a director or trustee of other organizations, or engage in charitable, civic, and/or governmental activities provided that such service and activities do not prevent Executive from performing the duties required of Executive under this Agreement and further provided that Executive obtains written consent for all such activities from the Company, which consent will not be unreasonably withheld. Exhibit A contains a list of all such outside activities for which Executive is currently committed. Executive may engage in personal activities, including, without limitation, personal investments, provided that such activities do not interfere with Executive’s performance of duties hereunder and/or the provisions of Executive’s written agreements with the Company.

1.3 Term. Subject to the provisions of Section 1.6 below, the initial term of employment of Executive under this Agreement shall commence on March 31, 2005 (the “Hire Date”) and shall continue for a period of one year (the “Initial Term”). This Agreement automatically will renew for additional, consecutive one-year periods (the “Renewal Term” and together with the Initial Term, the “Employment Term”) unless it is terminated by the parties, in writing, prior to the expiration of the then-current Employment Term. Upon termination of this Agreement, this

Agreement shall expire and have no further effect, except as otherwise provided in Section 4.4 below. After the termination of this Agreement, Executive’s employment will continue on an at-will basis, meaning that employment after termination of this Agreement may be terminated at any time, by either party, with or without cause and with or without advance notice.

1.4 Compensation and Benefits.

1.4.1 Base Salary. In consideration of the services rendered to the Company hereunder by Executive and Executive’s covenants hereunder and in the Company’s Proprietary Information and Inventions Agreement, during the Employment Term, the Company shall pay Executive a salary at the monthly rate of $29,166.67 ($350,000 annualized) (the “Base Salary”), less statutory and other authorized deductions and withholdings, payable in accordance with the Company’s regular payroll practices. The Board of Directors will review the Base Salary annually, based on Executive’s performance and any changes will be determined by the Board of Directors; provided that any decrease in Executive’s Base Salary without his consent shall constitute a termination Without Cause (as defined below).

1.4.2 Bonus. Executive shall be entitled to participate in the Company’s employee bonus plans as may be authorized by the Board of Directors from time to time (any bonus paid pursuant to such plans, the “Bonus”). Executive’s target bonus base (the “Bonus Base”) will be equal to 50% of Executive’s Base Salary, and Executive may be eligible for a Bonus of up to an aggregate of 70% of Executive’s Base Salary (inclusive of the Bonus Base) for overachievement of performance targets as may be described in the bonus plan then in effect. Executive shall be guaranteed to receive a minimum Bonus for the 2005 calendar year (the “2005 Bonus”) of $65,625. The 2005 Bonus will be pro-rated to reflect Executive’s March 31, 2005 start date. Subject to the minimum 2005 Bonus described above, Bonus payments shall be based on achievement of bonus plan performance targets then in effect. The Bonus shall be less statutory and other authorized deductions and withholdings and payable at the times when other senior management bonuses are paid. Executive must be an employee at the time that Bonuses are paid to be eligible to receive a Bonus.

1.4.3 Relocation Expenses. Executive’s principal place of business shall be Austin, Texas. From the Hire Date through September 30, 2006, Executive may commute from Memphis, Tennessee to Austin, Texas. On or before September 30, 2006, the Company and Executive shall review Executive’s commuting arrangement. The Company will reimburse Executive for all reasonable out-of-pocket expenses (including lodging and travel expenses) incurred by Executive in connection with his commuting between Memphis, Tennessee and Austin, Texas; provided that the Company’s reimbursement of commuting expenses shall not exceed $75,000 per year (inclusive of tax gross-up). If or when during the Employment Term Executive relocates to Austin, Texas, the Company and Executive shall agree on a relocation package for Executive in an amount not to exceed $225,000 (inclusive of tax gross-up). Executive shall only be reimbursed for commuting and relocation expenses upon receipt from Executive of supporting receipts to the extent required by applicable income tax regulations and the Company’s reimbursement policies.

1.4.4 Benefits Package. During the Employment Term, Executive shall be eligible to receive such employee benefits and holidays as may be in effect from time to time as are afforded to other executives of the Company. In addition, the Company will pay the premium of Executive’s Fortis catastrophic insurance policy, not to exceed $12,000 per year which policy is payable in four quarterly installments (the “Catastrophic Insurance Policy”).

1 ..4.5 Vacation. Executive shall be entitled to three weeks’ paid vacation each year of the Employment Term.

1.4.6 Business Expenses. The Company shall, upon receipt from Executive of supporting receipts to the extent required by applicable income tax regulations and the Company’s reimbursement policies, reimburse Executive for all out-of-pocket business expenses reasonably incurred by Executive in connection with his employment hereunder.

1.5 Stock Grant and Stock Option. Subject to approval by the Company’s Board of Directors, Executive will be granted (i) a stock issuance of 11,000,000 shares of Common Stock (the “Restricted Stock”), (ii) an option (the “First Option”) to purchase 19,000,000 shares of Common Stock under the Company’s 2000 Stock Option/Stock Issuance Plan, as amended (the “Plan”), (iii) a second option (the “Second Option”) to purchase up to 3,400,000 shares of the Company’s Common Stock under the Plan and (iv) if necessary, a third option (the “Third Option” and, together with the First Option and the Second Option, the “Options”) to purchase that number of shares of the Company’s Common Stock under the Plan, such that the shares underlying the Options, together with the Restricted Stock, equal 4% (the “Target”) of the Company’s Common Stock at the time of the Next Financing (assuming the conversion of all outstanding convertible securities (other than the Series F Preferred Stock) into Common Stock and the exercise of all shares available under the Plan); provided that, in the event that the Restricted Stock and shares of Common Stock underlying the First Option and the Second Option together exceed the Target, no Third Option will be granted, and the Second Option will be reduced such that the Restricted Stock and the shares underlying the First Option and the Second Option together equal the Target. Regardless of whether the Second Option is reduced to zero, the First Option will not be subject to decrease. The Restricted Stock will be issued at par value of $0.001 per share. Executive will be responsible for all taxes associated with the Restricted Stock issuance. If Executive is terminated Without Cause (defined below) or his employment terminates due to Death or Disability (defined below), any unvested shares of Restricted Stock may be repurchased by the Company for $0.018 per share. If Executive’s employment terminates for any other reason, any unvested shares of Restricted Stock may be repurchased by the Company for $0.00001 per share. Any repurchase of unvested shares of Restricted Stock by the Company must be made within 15 days of termination of Executive’s employment for any reason. The exercise price for each Option will be equal to the fair market value of the Company’s Common Stock determined by the Board of Directors as of the date of grant of such Option. 3,340,000 shares of Restricted Stock shall be vested immediately, and the remaining 7,660,000 shares of the Restricted Stock shall vest in 10 equal monthly installments of 766,000 upon the completion of each month of service. The First Option and Second Option each will initially be unvested and will vest in 29 equal monthly installments of 655,172 shares and 117,241 shares, respectively, beginning February 1, 2006 upon the completion of each month of service after such date. The vesting of the Third Option will be determined by mutual agreement of Executive and the Board of Directors. The vesting schedule of the Second Option will be subject to adjustment in the event that no Third Option is granted - in order to rebalance the vesting over the remaining months. The Options will provide that in the event of a termination (i) by the Company Without Cause (defined below), (ii) due to Executive’s Death or Disability, or (iii) after June 30, 2008, the Options will remain exercisable until the earlier of (i) March 30, 2015, (ii) immediately prior to a Corporate Transaction (as defined in the Plan), or (iii) the date six months after the Company’s initial public offering. Further in the event of a Corporate Transaction, the First Option and Second Option will vest (pro rata) with respect to the lesser of (i) an additional 8,350,000 shares or (ii) all remaining unvested shares subject to the First Option and the Second Option. Moreover, in the event of an Involuntary Termination (as defined in the Plan documents) within 12 months of a Corporate Transaction, Executive will vest in all unvested shares under the Options. In addition, any unvested shares underlying the Options will vest on the first anniversary of a Corporate Transaction; provided that Executive is providing services to the Company at such time. For purposes of this Agreement, “Next Financing” shall mean the Company’s next debt or equity financing, or combination thereof (including a series of related financings or interim/bridge financings), raising at least $12,000,000 in the aggregate. The remaining terms of the Options and the Restricted Stock will be as specified in the Plan documents.

1.6 Termination. Executive’s employment and this Agreement (except as otherwise provided hereunder) shall terminate upon the occurrence of any of the following, at the time set forth therefor (the time of any such termination being the “Termination Date”):

1.6.1 Death or Disability. Immediately upon the death of Executive or a determination by the Company that Executive has ceased to be able to perform the essential functions of his duties, with or without reasonable accommodation, for a period of not less than 90 days, due to a mental or physical illness or incapacity (“Disability”) (termination pursuant to this Section 1.6.1 being referred to herein as termination for “Death or Disability”); or

1.6.2 Voluntary Termination. Thirty days following Executive’s written notice to the Company of termination of employment; provided, however, that the Company may waive all or a portion of the 30 days’ notice and accelerate the effective date of such termination (and the Termination Date) (termination pursuant to this Section 1.6.2 being referred to herein as “Voluntary” termination); or

1.6.3 Termination For Cause. Immediately following notice of termination for Cause (as defined below) given by the Company. As used herein, “Cause” means termination based on (i) Executive’s conviction or plea of “guilty” or “no contest” to any crime constituting a felony in the jurisdiction in which committed, any crime involving moral turpitude (whether or not a felony), or any other violation of criminal law involving, fraud, dishonesty or willful misconduct (whether or not a felony); (ii) Executive’s refusal to follow the lawful and proper directives of the Board of Directors; (iii) Executive’s breach of this Agreement or the Proprietary Information and Inventions Agreement; (iv) Executive’s actions that, to a reasonable person, would be likely to materially discredit or damage the Company or its reputation; or (v) Executive’s chronic absence from work for reasons other than illness.

1.6.4 Termination Without Cause. Notwithstanding any other provisions contained herein, including, but not limited to Section 1.3 above, the Company may terminate Executive’s employment 30 days following notice of termination without Cause given by the Company;

provided, however, that during any such 30 day notice period, the Company may suspend, with no reduction in pay or benefits, Executive from his duties as set forth herein (including, without limitation, Executive’s position as a representative and agent of the Company) (termination pursuant to this Section 1.6.4 being referred to herein as termination “Without Cause”).

1.6.5 Other Remedies. Termination pursuant to Section 1.6.3 above shall be in addition to and without prejudice to any other right or remedy to which the Company may be entitled at law, in equity, or under this Agreement.

1.7 Severance and Termination.

1.7.1 Voluntary Termination, Termination for Cause, Termination for Death or Disability. In the case of a termination of Executive’s employment hereunder for Death or Disability in accordance with Section 1.6.1 above, or Executive’s Voluntary termination of employment hereunder in accordance with Section 1.6.2 above, or a termination of Executive’s employment hereunder for Cause in accordance with Section 1.6.3 above, (i) Executive shall not be entitled to receive payment of, and the Company shall have no obligation to pay, any severance or similar compensation attributable to such termination, other than Base Salary earned but unpaid, accrued but unused vacation to the extent required by the Company’s policies, vested benefits under any employee benefit plan, and any unreimbursed expenses pursuant to Section 1.4.7 hereof incurred by Executive as of the Termination Date, and (ii) the Company’s other obligations under this Agreement shall immediately cease.

1.7.2 Termination Without Cause. Subject to the provisions set forth in this Agreement, including Section 1.7.3, in the case of a termination of Executive’s employment hereunder Without Cause in accordance with Section 1.6.4 above, the Company shall (i) pay Executive 12 months’ salary in one lump sum within 15 days of termination (hereinafter the “Severance Payment”), subject to the tax withholding specified in Section 1.4.1 above, and (ii) pay quarterly premiums on the Catastrophic Insurance Policy for coverage through the one-year anniversary of termination and (iii) if Executive elects to continue health coverage under COBRA, the Company will pay Executive’s premiums, in an amount sufficient to maintain the level of health benefits in effect on Executive’s last day of employment, through the earlier of (A) the one year anniversary of Executive’s termination, or (B) the date Executive is no longer eligible for COBRA. The Company’s obligation to pay and Executive’s right to receive the severance benefits set forth herein shall cease in the event of Executive’s breach of any of his obligations under this Agreement or the Proprietary Information and Inventions Agreement.

1.7.3 Severance Conditioned on Release of Claims. The Company’s obligation to provide Executive with the severance benefits set forth in Section 1.7.2 is contingent upon Executive’s execution of a mutual release of claims satisfactory to the Company. Such release will not affect Executive’s continuing obligations to the Company under the Proprietary Information and Inventions Agreement.

2. PROTECTION OF COMPANY’S PROPRIETARY INFORMATION AND INVENTIONS.

This Agreement, and Executive’s employment hereunder, is contingent upon Executive’s execution of the Company’s Proprietary Information and Inventions Agreement, attached hereto as Exhibit B and incorporated herein by this reference, on the date that Executive begins working for the Company. The Proprietary Information and Inventions Agreement survives the termination of this Agreement, the Employment Term and/or the Executive’s employment with the Company.

3. REPRESENTATIONS AND WARRANTIES BY EXECUTIVE

Executive represents and warrants to the Company that (i) this Agreement is valid and binding upon and enforceable against him in accordance with its terms, (ii) Executive is not bound by or subject to any contractual or other obligation that would be violated by his execution or performance of this Agreement, including, but not limited to, any non-competition agreement presently in effect, and (iii) Executive is not subject to any pending or, to Executive’s knowledge, threatened claim, action, judgment, order, or investigation that could adversely affect his ability to perform his obligations under this Agreement or the business reputation of the Company. Executive has not entered into, and agrees that he will not enter into, any agreement either written or oral in conflict herewith.

4. MISCELLANEOUS

4.1 Notices. All notices, requests, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses:

If to the Executive, to:

William J. Razzouk

5915 Rivers Oak Rd.

Memphis, Tennessee 38120

If to the Company, to:

Newgistics, Inc.

2700 Via Fortuna, Suite 300

Austin, Texas 78746

Attn: Corporate Secretary

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 4.1, be deemed given upon delivery, and (ii) if delivered by mail or overnight courier in the manner described above to the address as provided in this Section 4.1. be deemed given upon receipt. Any party from time to time may change its address or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto.

4.2 Authorization to be Employed. This Agreement, and Executive’s employment hereunder, is subject to Executive providing the Company with legally required proof of Executive’s authorization to be employed in the United States of America.

4.3 Entire Agreement. This Agreement, and the attached exhibits, supersede all prior discussions and agreements among the parties with respect to the subject matter hereof, and contain the sole and entire agreement between the parties hereto with respect thereto.

4.4 Survival. The respective rights and obligations of the parties that require performance following expiration or termination of this Agreement, including but not limited to Sections 1.7.2, 1.7.3, 1.7.4. 2, and 4, shall survive the expiration or termination of this Agreement, the Employment Term and/or the Executive’s employment with the Company.

4.5 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

4.6 Amendment. This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by or on behalf of each party hereto.

4.7 Recovery of Attorney’s Fees. In the event of any litigation arising from or relating to this Agreement, the prevailing party in such litigation proceedings shall be entitled to recover, from the non-prevailing party, the prevailing party’s reasonable costs and attorney’s fees, in addition to all other legal or equitable remedies to which it may otherwise be entitled.

4.8 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and the Company’s successors and assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

4.9 No Assignment; Binding Effect. This Agreement shall inure to the benefit of any successors or assigns of the Company. Executive shall not be entitled to assign his obligations under this Agreement.

4.10 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

4.11 Severability. The Company and Executive intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of any provision of this Agreement is too broad to be enforced as written, the Company and Executive intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by illegal, invalid, or unenforceable provisions or by their severance.

4.12 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.

4.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed as of the date first written above.

“COMPANY”

NEWGISTICS, INC.

By:	/s/ Jay Shreiner
Jay Shreiner Chief Financial Officer

“EXECUTIVE”

WILLIAM J. RAZZOUK

/s/ William J. Razzouk
Executive’s Signature

EXHIBIT A:        List of Outside Activities

EXHIBIT B:        Proprietary Information and Inventions Agreement

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

EXHIBIT A

LIST OF OUTSIDE ACTIVITIES

Executive serves on the Board of Directors of the following companies:

RT Holdings

Waste Connections, Inc.

EXHIBIT B

Confidentiality, Proprietary Information and Inventions Agreement

In consideration of my employment by Newgistics, Inc. (the “Company”), the Company’s promise to disclose to me its confidential and proprietary information (as defined below), the compensation now and hereafter paid to me, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agrees with the Company as follows:

1. Recognition of Company’s Rights; Nondisclosure.

At all times during the term of my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon, or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use, or publication may be required in connection with my work for the Company, or unless the President or the Board of Directors of the Company expressly authorizes such in writing. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns and that the Company and its assigns shall be the sole owner of all patent rights, copyrights, trade secret rights, and all other rights throughout the world (collectively, “Proprietary Rights”) in connection therewith.

The term “Proprietary Information” shall mean trade secrets, confidential knowledge, data, or any other proprietary information of the Company and each of its subsidiaries or affiliated companies. By way of illustration but not limitation, “Proprietary Information” includes (a) inventions, trade secrets, ideas, processes, formulas, data, lists, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques relating to the business or proposed business of the Company and that were learned or discovered by me during the term of my employment with the Company, (hereinafter, included Proprietary Information is collectively referred to as “Inventions”); (b) information regarding plans for research, development, new products and services, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customer lists and customers that were learned or discovered by me during the term of my employment with the Company; and (c) information regarding the skills and compensation of other employees of the Company.

2. Third Party Information. 1 understand, in addition, that the Company may from time to time receive from third parties confidential or proprietary information {“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an executive officer of the Company in writing.

3. Assignment of Inventions.

3.1 I hereby assign to the Company all my right, title, and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto), whether or not patentable or registrable under copyright or similar statutes, that were made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company.

3.2 I acknowledge that all original works of authorship that are made by me (solely or jointly with others) during the term of my employment with the Company and that are within the scope United States Copyright Act (17 U.S.C. § 101). Inventions assigned to the Company by this Section 3 are hereinafter referred to as “Company Inventions.”

3.3 This Section 3 shall not apply to an Invention that I developed entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (i) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by me for the Company.

4. Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain and from time to time enforce United States and foreign Proprietary Rights relating to Company Inventions in any and ail countries. To that end I will execute, verily, and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, 1 hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf to execute, verify, and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph thereon with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, that I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

5. Obligation to Keep Company Informed. During the period of my employment, I will promptly disclose to the Company fully and in writing and will hold in trust for the sole right and benefit of the Company any and all Inventions. In addition, I will disclose all patent applications filed by me during the three (3) years after termination of my employment with the Company.

6. Prior Inventions. Inventions, if any, patented or unpatented, that I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of all inventions that I have, alone or jointly with others, conceived, developed, or reduced to practice or caused to be conceived, developed, or reduced to practice prior to commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement. If disclosure of any such Invention on Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Inventions in Exhibit A but am to inform the Company that all Inventions have not been listed for that reason.

7. Other Activities; Non-Competition; Non-Solicitation.

7.1 During the term of my employment with the Company, I will not, directly or indirectly, participate in the ownership, management, operation, financing or control of, or be employed by or consult for or otherwise render services to, any person, corporation, firm, or other entity that competes in the State of Texas, or in any other state in the United States, or in any country in the world with the Company in the conduct of the business of the Company as conducted or as proposed to be conducted, nor shall I engage in any other activities that conflict with my obligations to the Company.

7.2 In consideration of the premises hereof and in further consideration of the Company’s promise to disclose to me confidential and Proprietary Information, and trade secrets of the Company, and the Company’s promise to provide me with immediate specialized training, and the experience I will gain throughout my employment with the Company, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I hereby agree that for a period of one (1) year after the date that my employment with the Company is terminated, for any reason, I will not, directly or indirectly, (i) Compete in the state of Texas, or in any other State of the United States, or in any country in the world where the Company engages in business, or proposes to engage in business, on the date of the termination of my employment with the Company, or (ii) participate in the ownership, management, operation, financing, or control of, or be employed by or consult for or otherwise render services to, any person, corporation, firm, or other entity that Competes in the state of Texas, or in any other State of the United States, or in any country in the world with the Company in the conduct of the business of the Company as conducted and as proposed to be conducted on the date of termination of my employment. Notwithstanding the foregoing, I am permitted to own up to 5% of any class of securities of any corporation that is traded on a national securities exchange or through Nasdaq. For purposes of this Section 7.2, “Compete” shall mean the performance of reverse logistics services for consumer applications for remote retail, electronics and other market segments in which the Company is involved or plans to be involved at the time of the termination of my employment with the Company; provided that I will not be in violation of this Section 7.2 to the extent that I provide services to an entity that has a division that Competes with the Company so long as I am unaffiliated with and do not provide services (other than as an executive in a larger organization with multiple units reporting to me) to the division that Competes. Moreover, notwithstanding the previous sentence, any role with APX or Parcel Direct shall constitute my Competing with the Company.

7.3 During the term of my employment and for a period of one (1) year after my employment with the Company is terminated for any reason, 1 will not, directly or indirectly, individually or on behalf of any other person, firm, partnership, corporation, or business entity of any type, solicit, assist or in any way encourage any current employee or consultant of the Company or any subsidiary of the Company to terminate his or her employment relationship or consulting relationship with the Company or subsidiary nor will I solicit the employment services of any former employee of the Company or any subsidiary of the Company whose employment has been terminated for less than six (6) months. This Section 7.3 shall not apply to employees that I knew prior to my involvement with the Company, which employees are listed on Exhibit B attached hereto.

7.4 For a period of one (1) year after my employment with the Company is terminated for any reason, I will not, directly or indirectly, individually or on behalf of any other person, firm, partnership, corporation, or business entity of any type, take away or attempt to take away, any Customer of the Company. For purposes of this section, “Customer” shall mean any company or business entity that the Company sells goods or services to or that I had contact with or performed services for during my employment with the Company. This Section 7.4 will not prohibit me from contacting any Customer for purposes of offering services that are not competitive with the Company’s services.

8. No Improper Use of Materials

I understand that I shall not use the proprietary or confidential information or trade secrets of any former employer or any other person or entity in connection with my employment with the Company. During my employment by the Company, I will not improperly use or disclose any proprietary or confidential information or trade secrets, if any, of any former employer or any other person or entity to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person or entity to whom I have an obligation of confidentiality unless consented to in writing by that former employer, person, or entity.

9. No Conflicting Obligation.

I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement between me and any other employer, person or entity. 1 have not entered into, and 1 agree I will not enter into, any agreement either written or oral in conflict herewith.

10. Return of Company Documents.

When I leave the employ of the Company, I will deliver to the Company all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information, or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

11. Legal and Equitable Remedies.

Because my services are personal and unique and because 1 may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance, or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

12. Authorization to Notify New Employer.

I hereby authorize the Company to notify my new employer about my rights and obligations under this Agreement following the termination of my employment with the Company.

13. Notices.

Any notices required or permitted hereunder shall be given to the appropriate party at the party’s last known address. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing.

14. General Provisions.

14.1 Governing Law. This Agreement will be governed by and construed according to the laws of the State of Texas without regard to conflicts of law principles.

14.2 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and myself relating to the subject matter hereof and supercedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary, or compensation will not affect the validity or scope of this Agreement. As used in this Agreement, the period of my employment includes any time during which 1 may be retained by the Company as a consultant.

14.3 Severability.

(a) 1 acknowledge and agree that each agreement and covenant set forth herein constitutes a separate agreement independently supported by good and adequate consideration and that each such agreement shall be severable from the other provisions of this Agreement and shall survive this Agreement.

(b) I understand and agree that Section 7 of this Agreement is to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of Section 7 is too broad to be enforced as written, the Company and I intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable, provided, however, that such reformation applies only with respect to the operation of such provision in the particular jurisdiction with respect to which such determination was made. If, however, Section 7 is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

14.4 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors and assigns.

14.5 Survival. The provisions of this Agreement shall survive the termination of my employment for any reason and the assignment of this Agreement by the Company to any successor in interest or other assignee.

14.6 Employment. I agree and understand that my employment with the Company is at will, which means that either I or the Company may terminate the employment relationship at any time, with or without prior notice and with or without cause. I further agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

14.7 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

14.8 Recovery of Attorney’s Fees. In the event of any litigation arising from or relating to this Agreement, the prevailing party in such litigation proceedings shall be entitled to recover, from the non-prevailing party, the prevailing party’s costs and reasonable attorney’s fees, in addition to all other legal or equitable remedies to which it may otherwise be entitled.

14.9 Headings. The headings to each section or paragraph of this Agreement are provided for convenience of reference only and shall have no legal effect in the interpretation of the terms hereof.

[Signature Page Follows]

I HAVE READ THIS CONFIDENTIALITY, PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FELLED OUT EXHIBIT A TO THIS AGREEMENT.

This Agreement shall be effective as of the first day of my employment with the Company, namely: March 31, 2005.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY EMPLOYMENT, RESTRICTS MY RIGHT TO DISCLOSE OR USE THE COMPANY’S CONFIDENTIAL AND PROPRIETARY INFORMATION DURING OR SUBSEQUENT TO MY EMPLOYMENT, AND PROHIBITS ME FROM COMPETING WITH THE COMPANY AND/OR FROM SOLICITING EMPLOYEES AND CUSTOMERS OF THE COMPANY FOR ONE (1) YEAR AFTER MY EMPLOYMENT WITH THE COMPANY IS TERMINATED FOR ANY REASON.

Dated: March 31, 2005.

/s/ William J. Razzouk Signature of Employee

William J. Razzouk Print Name of Employee

ACCEPTED AND AGREED TO:

Newgistics, Inc.

By:	/s/ Jay Shreiner
Jay Shreiner
Chief Financial Officer

EXHIBIT A

Ladies and/or Gentlemen:

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Newgistics, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Company’s Confidentiality, Proprietary Information and Inventions Agreement.

X I have no inventions or improvements to disclose.

I have inventions or improvements which I have disclosed on the attached Invention Disclosure form(s).

Due to certain confidentiality obligations, I cannot disclose certain inventions that otherwise would be listed.

Signature Date

INVENTION DISCLOSURE

Invention Disclosure #

Inventors:    1.

2.

3.

Title of Invention:

Problem solved by invention:

Invention Description:

Add additional signed, dated sheets and drawings if necessary.

Has this invention been disclosed outside of the Company? Yes    No

Inventor Signature: Date:

EXHIBIT B - EMPLOYEE LIST

John McAlpin